EXHIBIT 99.1

NEWS RELEASE

For further information, contact:	W. Todd Zehnder, Director – Corporate Communications & Marketing (337) 232-7028, www.petroquest.com

PETROQUEST ENERGY TO ACQUIRE PRIVATELY HELD EXPLORATION AND
PRODUCTION COMPANY

LAFAYETTE, LA – April 13, 2005 — PetroQuest Energy, Inc. (NASDAQ: PQUE) announced today that the Company has acquired a privately held exploration and production company with operations in the Gulf of Mexico for approximately $15.6 million of consideration, including cash, common stock and the payment of debt. The shares of common stock were issued to the sellers and to a third party to acquire an overriding royalty interest burdening the seller’s properties.

Our independent reservoir engineering firm has estimated the reserves associated with the acquisition to be approximately 10.5 Bcfe (100% proved developed and 80% natural gas) as of December 31, 2004. Development costs for the proved developed non-producing reserves are estimated to be approximately $0.22 per Mcfe. PetroQuest is acquiring interests in 12 producing fields with approximately 6.5 Mmcfe per day of net production.

PetroQuest has financed the transactions through the issuance of 646,226 shares of its common stock and borrowings under the unused portion of its revolving senior bank credit facility. As a result of the transaction, PetroQuest’s borrowing base under the credit facility will be increased by approximately $7.5 million to $67.5 million, subject to monthly reductions of $2.5 million commencing on May 1, 2005.

Management’s Comment
“This acquisition expands our significant Gulf of Mexico operations as we will now have assembled a total lease position of 184,000 gross and 111,000 net acres covering 46 offshore blocks. We will operate approximately 94% of the total proved reserves acquired, and we are evaluating the fields for future shallow and deep shelf activity,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “We are excited about the significant cash flow associated with these properties, and plan to use these cash flows to accelerate the drilling of our extensive prospect inventory.”

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest trades on the Nasdaq National Market under the ticker symbol “PQUE.”

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.